Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Salem Street Trust of our report dated August 12, 2025, relating to the financial statements and financial highlights of Fidelity Small Cap Growth Index Fund and Fidelity Small Cap Value Index Fund; of our report dated August 14, 2025, relating to the financial statements and financial highlights of Fidelity SAI Municipal Bond Index Fund, which appear in Fidelity Salem Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 21, 2025